Exhibit 99.1

AMENDMENT TO
THE CHEESECAKE FACTORY INCORPORATED
YEAR 2000 PERFORMANCE STOCK OPTION PLAN

The Cheesecake Factory Incorporated Year 2000 Performance Stock Option Plan is amended as provided herein and except as so amended, the Year 2000 Performance Stock Option Plan remains in full force and effect.

1.	Article III Paragraph 3.1 is amended and restated in its entirety to read as follows:

3.1 Number of Shares Available. The total number of shares of Common Stock which are available for granting Options hereunder shall be 1,200,000 (subject to adjustment as provided below in Section 3.3 and in Article VII hereof)."

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